Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 33-95002) on Form S-8  of Cameron International Corporation of our report dated June 29, 2009, with respect to the statements of net assets available for benefits of the Individual Account Retirement Plan for Bargaining Unit Employees at the Cameron International Corporation Buffalo, New York Plant as of December 31, 2008 and 2007, and the related statement of changes in net assets available for benefits for the year ended December 31, 2008, which report appears in the December 31, 2008 annual report on Form 11-K of the Individual Account Retirement Plan for Bargaining Unit Employees at the Cameron International Corporation Buffalo, New York Plant.

/s/ MFR, P.C.

Houston, Texas
June 29, 2009

19